Exhibit 99.1

        Pacific Capital Bancorp CFO Announces Departure Plans


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--June 5, 2007--Pacific Capital Bancorp (Nasdaq:PCBC) today announced the resignation plans of Joyce M. Clinton, the Company's Chief Financial Officer. Ms. Clinton, who has commuted weekly between her home in Arizona and Santa Barbara since she joined the Company in March 2006, has indicated that she has made the decision to return to Arizona on a full-time basis in order to work closer to her family. Ms. Clinton and the Company have entered into a retention agreement that provides for her continued employment through the completion and filing of the second quarter 2007 10Q. Ms. Clinton's employment with Pacific Capital will continue through August 9, 2007.

    George S. Leis, President & Chief Executive Officer of Pacific Capital Bancorp, said that the Company will select a national executive search firm to assist with identifying Ms. Clinton's successor as CFO.

    "In her 16 months with our Company, Joyce has had a very positive impact in many areas," said Leis. "Her reorganization of our Finance team has provided PCB with first class support in this key function. Joyce's leadership of our expense control initiatives this past year has helped instill a cost-conscious culture throughout the entire organization, resulting in continuing improvement in our operating efficiency ratio. Her hard work during her tenure has left us in a good position to continue the progress we have made. We thank Joyce for remaining in place through our second quarter reporting cycle and helping us effect a smooth transition to our next CFO."

    "This has been a very difficult decision," said Clinton. "The past year and a half has provided challenge and opportunity, and I am very proud of what we have achieved during my time at Pacific Capital. I now find, however, that it's important for me to be full-time in Arizona with my family at this stage in our lives. I will miss Santa Barbara, my friends and colleagues, and will look forward to continuing to follow the growth and progress of Pacific Capital in the years ahead."

    Pacific Capital Bancorp, with $7.4 billion in assets, is the holding company for Pacific Capital Bank, N.A., a nationally chartered bank that does business on the Central Coast of California under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, and First Bank of San Luis Obispo.

    Forward Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions about the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.


    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, 805-884-6680
             Senior Vice President/Director, Investor Relations
             Debbie.Whiteley@pcbancorp.com